Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-298534 on Form S-8 of Real REMAX Group, Inc. of our reports dated February 19, 2026, relating to the consolidated financial statements of RE/MAX Holdings, Inc. as of and for years ended December 31, 2025, 2024 and 2023 and the effectiveness of internal control over financial reporting of RE/MAX Holdings, Inc. as of December 31, 2025 appearing in this Current Report on Form 8-K/A of Real REMAX Group, Inc.

/s/ Ernst & Young LLP

Denver, Colorado

November 3, 2026